Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

TORO COMBINECO, INC.

(Pursuant to Section 242 of the

General Corporation Law of the State of Delaware)

Toro CombineCo, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify as follows:

1.

The name of the Corporation is Toro CombineCo, Inc. The date of the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was January 4, 2024 (the “Original Certificate”). The name under which the Corporation filed the Original Certificate was Toro CombineCo, Inc.

2.	The Certificate of Incorporation of the Corporation is hereby amended by striking out Article FIRST thereof and by substituting in lieu of said Article the following new Article FIRST:

FIRST: The name of the corporation is TechTarget, Inc. (the “Corporation”).

3.	That said amendment was adopted in accordance with the provisions of Section 242 of the General Corporation Law.

[Remainder of page intentionally blank]

IN WITNESS WHEREOF, this Corporation has caused this Certificate of Amendment of the Certificate of Incorporation to be executed this 2nd day of December, 2024.

TORO COMBINECO, INC.

By:	/s/ Daniel T. Noreck
Name:	Daniel T. Noreck
Title:	Chief Financial Officer and Treasurer